EXHIBIT 4.25

EXECUTION VERSION

Dated 6 September 2023

between

EIRINI SHIPPING LTD

as Borrower

with

EURODRY LTD.

as Corporate Guarantor and Shareholder

with

EUROBULK LTD.

as Manager

with

SINOPAC CAPITAL INTERNATIONAL (HK) LIMITED

as Lender

SUPPLEMENTAL AGREEMENT

to the Loan Agreement dated 22 February 2021

in respect of a loan of up to USD5,000,000

THIS SUPPLEMENTAL AGREEMENT (the "Agreement") is made the 6 day of September 2023

BETWEEN:

(1)	EIRINI SHIPPING LTD, a corporation incorporated in the Republic of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia, as borrower (the "Borrower");

(2)

EURODRY LTD., a corporation incorporated in the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960, as corporate guarantor (the "Corporate Guarantor");

(3)

EURODRY LTD., a corporation incorporated in the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960, as shareholder (the "Shareholder");

(4)

EUROBULK LTD., a corporation incorporated in the Republic of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia and having its place of business at 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece, as manager of the Vessel (the "Manager"); and

(5)

SINOPAC CAPITAL INTERNATIONAL (HK) LIMITED, a company incorporated in Hong Kong with its registered office at Suites 3306, 33/F., Tower 1, The Gateway, 25 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong, as lender (the "Lender").

WHEREAS:

(A)

Pursuant to a Loan Agreement dated 22 February 2021 (the "Loan Agreement") entered into between (i) the Borrower, as borrower, and (ii) the Lender, as lender, the Lender agreed to make available to the Borrower a loan facility of (originally) up to USD5,000,000 of which USD2,900,000 remains outstanding on even date, for the purpose and upon the terms and conditions set out in the Loan Agreement.

(B)	The Borrower and the Lender have agreed to amend the terms of the Loan Agreement on and subject to the terms and conditions herein contained.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, all words and phrases defined in the Loan Agreement and not otherwise defined herein shall bear the meanings ascribed to them in the Loan Agreement.

1.2	All references in the Loan Agreement to "this Agreement" or "hereunder" or "herein" shall be construed as "this Agreement as amended and supplemented by this Agreement".

2.	CONDITIONS PRECEDENT

2.1

The amendments to be made to the Loan Agreement by this Agreement shall take effect on and from the date that the Lender receives all of the documents and other items listed in Schedule 1 (Conditions Precedent) of this Agreement, in form and substance satisfactory to the Lender (the "Effective Date").

2.2	The Lender shall notify the Borrower promptly upon being so satisfied.

3.	AMENDMENTS TO THE LOAN AGREEMENT

With effect from the Rate Switch Date, the Loan Agreement shall be amended as follows:

3.1	The following new definitions shall be inserted to the Loan Agreement and arranged in alphabetical order with other definitions under clause 1.2 (Definitions) of the Loan Agreement:

"Credit Adjustment Spread" means 0.26161% (zero point two six one six one per cent) per annum;

"Interpolated Term SOFR" means, in relation to the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of the Loan, Overnight SOFR for the day which is 2 US Government Securities Business Days before the Quotation Day; and

(b)	Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan;

"Market Disruption Rate" means the percentage rate per annum which is the aggregate of the Reference Rate and the applicable Credit Adjustment Spread;

"Overnight SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

"Rate Switch Date" means 24 August 2023;

"Reference Rate" means, in relation to the Loan:

(a)	Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of the Loan; or

(b)	as otherwise determined pursuant to clause 3.4 (Market disruption; non- availability),

and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Reference Rate shall be deemed to be such a rate that the aggregate of the Reference Rate and the applicable Credit Adjustment Spread is zero;

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

"US Government Securities Business Day" means any day other than:

(a)	a Saturday or a Sunday; and

(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.”

3.2	The definition of "Banking Day" under clause 1.2 (Definitions) of the Loan Agreement shall be deleted in its entirety and be replaced with the following:

"Banking Day" means a day (other than a Saturday or Sunday):

(a)	(in relation to the fixing of an interest rate) which is a US Government Securities Business Day; and

(b)	on which banks are open for business in London, Athens, Hong Kong, Taipei, and New York City (or any other relevant place of payment under clause 6);”

3.3	The definition of "Quotation Day" under clause 1.2 (Definitions) of the Loan Agreement shall be deleted in its entirety and be replaced with the following:

"Quotation Day" means, in relation to any period for which an interest rate is to be determined under any provision of a Security Document, the day which is 2 US Government Securities Business Days before the first day of that period unless market practice differs in the relevant loan market, in which case the Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);”

3.4	The definition of "Specified Time" under clause 1.2 (Definitions) of the Loan Agreement shall be deleted in its entirety and be replaced with the following:

"Specified Time" means the Quotation Day.”

3.5	The definition of "LIBOR" under clause 1.2 (Definitions) of the Loan Agreement shall be deleted in its entirety.

3.6	Clause 3.1 (Normal interest rate) of the Loan Agreement shall be deleted in its entirety and be replaced with the following:

“3.1       Normal interest rate

The Borrower must pay interest on the Loan in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Lender to be the aggregate of (a) the Margin in respect thereof, (b) the Reference Rate for such period and (c) the Credit Adjustment Spread.”

3.7	Each of Clause 3.3 (Default interest) and Clause 3.4 (Market disruption; non- availability) of the Loan Agreement shall be deleted in its entirety and be replaced with the following:

“3.3        Default interest

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.3) on its due date for payment under any of the Security Documents, the Borrower must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Lender pursuant to this clause 3.3. The period starting on such due date and ending on such date of payment shall be divided into successive periods selected by the Lender each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (a) two per cent (2%) per annum, (b) the Margin, (c) the Reference Rate and (d) the Credit Adjustment Spread for such periods. Such interest shall be due and payable on demand, or, if no demand is made, then on the last day of each such period as determined by the Lender and on the day on which all amounts in respect of which interest is being paid under this clause are paid, and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Lender under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 4.4, 8.2.1(a) or 12.1, on a day other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.4.1, the Lender is unable to determine a rate in accordance with the foregoing provisions of this clause 3.3, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to the Lender compounded at such intervals as the Lender selects.

3.4	Market disruption; non availability

3.4.1	If at any time prior to the commencement of any Interest Period:

(a)	no Term SOFR is available for the Interest Period of the Loan; or

(b)	the Lender considers that the cost to it of funding the Loan (or any part of them) during that Interest Period would be in excess of the Market Disruption Rate,

then the Lender must promptly give notice (a "Determination Notice") thereof to the Borrower. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice, regardless of any other provision of this Agreement, no Commitment shall be borrowed until notice to the contrary is given to the Borrower by the Lender.

3.4.2

Within ten (10) Banking Days of any Determination Notice being given by the Lender under clause 3.4.1, the Lender must certify an alternative basis in place of the Reference Rate (the "Alternative Basis") for maintaining the Loan. The Alternate Basis may at the Lender's sole discretion include (without limitation) alternative interest periods, alternative currencies or alternative rates of interest but shall include the relevant Margin above the cost of funds to the Lender.

Once the Alternative Basis has been received by the Borrower, the Borrower and the Lender shall negotiate in good faith for a period of thirty (30) Banking Days in order to arrive at a mutually acceptable substitute basis for the Lender to continue to make available the Loan and, if within such thirty (30) Banking Day period the Borrower and the Lender shall agree in writing upon such an alternative basis (the "Substitute Basis") the Substitute Basis should be retroactive to and effective from the first day of the Interest Period.

The Substitute Basis so certified shall be binding upon the Borrower, and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Lender notifies the Borrower that none of the circumstances specified in clause 3.4.1 continues to exist whereupon the normal interest rate fixing provisions of the Agreement shall again apply and, subject to the other provisions of this Agreement, the Commitment my again be borrowed.

If the Borrower does not agree the Substitute Basis, then the Borrower shall have the right to repay the Loan without any premium or penalty on the next Interest Payment Date after receiving notice of the Substitute Basis, together with accrued interest thereon payable to the Lender at the rate certified by the Lender and notified to the Borrower as being a reasonable interest reflecting the cost to the Lender of funding the Loan during the period ending on the date of such prepayment, plus the Margin.

So long as any Substitute Basis is in force, the Lender shall from time to time (but at least monthly) review whether or not the circumstances are such that such Substitute Basis is no longer necessary and, if the Lender so determines it shall notify the Borrower that the Substitute Basis shall cease to be effective from such date as the Lender shall reasonably specify.”

3.9	Clause 13.9 (Replacement of Screen Rate) of the Loan Agreement shall be deleted in its entirety and be replaced with the following:

“13.9	Changes to reference rates

13.9.1	If a Published Rate Replacement Event has occurred in relation to the Published Rate, any amendment or waiver which relates to:

(a)	providing for the use of a Replacement Reference Rate; and (b)

(i)	aligning any provision of any Security Document to the use of that Replacement Reference Rate;

(ii)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(iii)	implementing market conventions applicable to that Replacement Reference Rate;

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(v)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrower.

13.9.2	In this clause 13.9:

"Published Rate" means:

(a)	Overnight SOFR; or

(b)	Term SOFR for any Quoted Tenor.

"Published Rate Replacement Event" means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender and the Borrower, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)

the administrator of that Published Rate determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender and the Borrower) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than 10 Banking Days; or

(d)	in the opinion of the Lender and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"Quoted Tenor" means, any period for which Term SOFR is customarily displayed on the relevant page or screen of an information service.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Reference Rate" means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate; or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Lender and the Borrower, generally accepted in the international or any relevant domestic loan markets as the appropriate successor to a Published Rate; or

(c)	in the opinion of the Lender and the Borrower, an appropriate successor to a Published Rate.”

4.	BORROWER'S CONFIRMATION

The Borrower hereby confirms its approval of the contents of this Agreement, and confirms and agrees that its obligations under the Loan Agreement and other Security Documents to which it is a party shall continue to be in full force and effect and shall extend to cover all sums from time to time owing by it under the Loan Agreement as supplemented by this Agreement and the other Security Documents.

5.	CORPORATE GUARANTOR'S CONFIRMATION

The Corporate Guarantor hereby confirms its approval of the contents of this Agreement, and confirms and agrees that its obligations under the Security Documents to which it is a party shall continue to be in full force and effect and shall extend to cover all sums from time to time owing by the Borrower under the Loan Agreement as supplemented by this Agreement and the other Security Documents.

6.	SHAREHOLDER'S CONFIRMATION

The Shareholder hereby confirms its approval of the contents of this Agreement, and confirms and agrees that its obligations under the Security Documents to which it is a party shall continue to be in full force and effect and shall extend to cover all sums from time to time owing by the Borrower under the Loan Agreement as supplemented by this Agreement and the other Security Documents.

7.	MANAGER'S CONFIRMATION

The Manager hereby confirms its approval of the contents of this Agreement, and confirms and agrees that its obligations under the Security Documents to which it is a party shall continue to be in full force and effect and shall extend to cover all sums from time to time owing by the Borrower under the Loan Agreement as supplemented by this Agreement and the other Security Documents.

8.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

This Agreement does not give rise to any rights enforceable by a person who is not a party hereto. Without prejudice to the generality of the foregoing, rights that would otherwise arise in favour of third parties under the Contracts (Rights of Third Parties) Act 1999 are hereby excluded.

9.	MISCELLANEOUS

9.1	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.2	This Agreement and any non-contractual obligations arising out of or in connection with it, are governed by and construed in accordance with English law.

9.3	Save as amended hereinabove, all other terms and conditions of the Loan Agreement shall remain unchanged and in full force and effect in accordance with the terms and conditions thereof.

SCHEDULE 1 CONDITIONS PRECEDENT

1.	Security Parties' documents

1.1	A copy of the Constitutional Documents of each Security Party.

1.2	A copy of a resolutions of the board of directors of each Security Party:

(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute, deliver and perform this Agreement; and

(ii)	authorising a specified person or persons to execute this Agreement on its behalf.

1.3	A specimen of the signature of each person authorised by the resolutions referred to in paragraph 1.2 above.

1.4

A copy of a resolutions signed by all the holders of the issued shares in each Security Party (other than the Corporate Guarantor and the Shareholder) approving the terms of, and the transactions contemplated by, this Agreement.

1.5	The original of any power of attorney under which any person is to execute this Agreement on behalf of any Security Party.

1.6

A certificate of an authorised signatory of each Security Party certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any resolutions or power of attorney relating to it have not been revoked or amended.

2.	Security Documents

2.1	Duly executed originals of this Agreement.

2.2	The Mortgage, as amended, duly executed by the Borrower.

3.	Legal opinions

3.1	A legal opinion addressed to the Lender as to English law, substantially in the form approved by the Lender prior to signing this Agreement.

3.2

A legal opinion of the legal advisers to the Lender in each jurisdiction (other than England) in which a Secured Party is incorporated and/or which is or is to be the Flag State of the Vessel, each substantially in the form approved by the Lender prior to the signing this Agreement.

EXECUTION  PAGE

THE BORROWER

SIGNED by /s/ Stefania Karmiri

attorney- in-fact for and on behalf of

EIRINI SHIPPING  LTD

pursuant to a Power of Attorney dated 23 August 2023

THE CORPORATE  GUARANTOR

SIGNED by /s/ Stefania Karmiri

attorney-in-fact for and on behalf of

EURODRY LTD.

pursuant to a Power of Attorney dated 23 August 2023

THE  SHAREHOLDER

SIGNED by /s/ Stefania Karmiri
attorney-in-fact for and on behalf of
EURODRY LTD.
pursuant to a Power of Attorney dated 23 August 2023

THE MANAGER

SIGNED by /s/ Stefania Karmiri

attorney-in-fact for and on behalf of

EUROBULK LTD.

pursuant to a Power of Attorney dated 23 August 2023

THE  LENDER

SIGN ED by /s/ Lin Chia-Heng

for and on  behalf of

SINOPAC  CAPITAL  INTERNATIONAL (HK) LIMITED

in the presence of:

Name: /s/ Hsieh Yun-Ta

Title: Senior Clerk